                            PRE-ACQUISITION AGREEMENT

                                     Between

                       UNION PACIFIC RESOURCES GROUP INC.

                                       and

                          UNION PACIFIC RESOURCES INC.

                                       and

                         NORCEN ENERGY RESOURCES LIMITED





                             Dated January 25, 1998

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions...........................................................2
1.2      Singular, Plural, etc.................................................4
1.3      Deemed Currency.......................................................4
1.4      Headings, etc.........................................................4
1.5      Date for any Action...................................................5
1.6      Governing Law.........................................................5
1.7      Attornment............................................................5
1.8      Incorporation of Schedules............................................5

                                    ARTICLE 2
                                    THE OFFER

2.1      The Offer.............................................................6
2.2      Norcen Directors' Circular............................................7
2.3      Offer Documents.......................................................9
2.4      Outstanding Stock Options.............................................9

                                    ARTICLE 3
                           PUBLICITY AND SOLICITATION

3.1      Publicity............................................................10
3.2      Solicitation.........................................................10

                                    ARTICLE 4
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1      Second Stage Transaction.............................................10
4.2      Information Circular, Etc............................................11

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF UPR AND UPRI

5.1      Organization and Qualification.......................................11
5.2      Authority Relative to this Agreement.................................11
5.3      No Violations........................................................12
5.4      Funds Available......................................................13
5.5      Knowledge............................................................13


                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF NORCEN





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                                     - iii -

 6.1      Organization and Qualification......................................13
 6.2      Authority Relative to this Agreement................................13
 6.3      No Violations.......................................................14
 6.4      Capitalization......................................................15
 6.5      No Material Adverse Change..........................................15
 6.6      No Undisclosed Material Liabilities.................................15
 6.7      Impairment..........................................................15
 6.8      Officer Obligations.................................................15
 6.9      Brokerage Fees......................................................16
 6.10     Conduct of Business.................................................16
 6.11     Reports.............................................................16
 6.12     U.S. Registration...................................................17
 6.13     Subsidiaries........................................................17

                                    ARTICLE 7
                               CONDUCT OF BUSINESS

 7.1      Conduct of Business by Norcen.......................................17

                                    ARTICLE 8
                               COVENANTS OF NORCEN

 8.1      Notice of Material Change...........................................19
 8.2      Non-Completion Fee..................................................20
 8.3      No Solicitation.....................................................20
 8.4      Norcen Board of Directors...........................................21
 8.5      Structure of Transaction............................................21

                                    ARTICLE 9
                                COVENANTS OF UPRI

 9.1      Availability of Funds...............................................22
 9.2      Employment Agreements...............................................22
 9.3      Officers' and Directors' Insurance..................................22
 9.4      Employment Termination..............................................22
 9.5      Indemnities.........................................................22
 9.6      Holdco Purchase.....................................................23
 9.7      Retention Bonus.....................................................23

                                   ARTICLE 10
                                MUTUAL COVENANTS

 10.1     Other Filings.......................................................23
 10.2     HSR Filings.........................................................23
 10.3     Additional Agreements...............................................24
 10.4     Access to Information...............................................24






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                                     - iv -


                                   ARTICLE 11
                        TERMINATION, AMENDMENT AND WAIVER

11.1     Termination..........................................................25
11.2     Effect of Termination................................................26
11.3     Amendment............................................................26
11.4     Waiver...............................................................26

                                   ARTICLE 12
                               GENERAL PROVISIONS

12.1     Notices..............................................................26
12.2     Miscellaneous........................................................28
12.3     Assignment...........................................................28
12.4     Expenses.............................................................28
12.5     Severability.........................................................28
12.6     Confidentiality Agreement............................................28
12.7     Counterpart Execution................................................29


SCHEDULE A  -  CONDITIONS TO THE OFFER
SCHEDULE B  -  FORM OF PRE-TENDER AGREEMENT FOR CONTROLLING
               SHAREHOLDER
SCHEDULE C  -  FORM OF NORCEN PRESS RELEASE
SCHEDULE D  -  FORM OF UPR PRESS RELEASE
SCHEDULE E  -  CONDITIONS IN FAVOUR OF NORCEN
SCHEDULE F  -  LETTER FOR RECIPIENTS OF EVALUATION MATERIALS
SCHEDULE G  -  HOLDCO SHARE PURCHASE AGREEMENT

                            PRE-ACQUISITION AGREEMENT
                            -------------------------

         THIS AGREEMENT made as of the 25th day of January, 1998,

BETWEEN:

              UNION PACIFIC RESOURCES GROUP INC., a corporation duly incorporated under and governed by the laws of the State of Utah and having an office in the City of Fort Worth, in the State of Texas (hereafter referred to as "UPR")

                                                              OF THE FIRST PART,

                                     - and -

              UNION PACIFIC RESOURCES INC., a corporation duly incorporated under and governed by the laws of the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereafter referred to as "UPRI")

                                                             OF THE SECOND PART,

                                     - and -

              NORCEN ENERGY RESOURCES LIMITED, a corporation duly amalgamated under and governed by the federal laws of Canada and having its head and principal office in the City of Calgary, in the Province of Alberta (hereafter referred to as "Norcen")

                                                              OF THE THIRD PART.

         WHEREAS the Board of Directors of each of UPR and Norcen has determined that it is in the best interests of their respective corporations and shareholders that UPR and Norcen combine their business interests with the result that there shall be one economic enterprise and that such combination be effected through an offer by UPRI, an indirectly wholly-owned subsidiary of UPR, to purchase all of the outstanding shares of Norcen;

         AND WHEREAS the Board of Directors of Norcen has determined to unanimously recommend acceptance of the UPRI offer to the shareholders of Norcen;

         AND WHEREAS the Board of Directors of Norcen has determined that it would be in the best interests of Norcen and its shareholders to enter into this Agreement;

         AND WHEREAS UPR, through UPRI, is willing to make an offer subject to the terms and conditions of this Agreement.

         NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Definitions
         -----------

         In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

"Act" means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

"Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta;

"diluted basis" means, with respect to the number of outstanding Norcen Shares at any time, such number of outstanding Norcen Shares calculated assuming that all outstanding options and other rights to purchase Norcen Shares are exercised;

"Effective Time" means the time that UPRI shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer;

"Expiry Time" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;

"in writing" means written information including documents, files, records, books and other materials made available, delivered or produced to UPR by or on behalf of Norcen in the course of conducting its due diligence review in respect of Norcen and its subsidiaries between January 5, 1998, being the date of the confidentiality agreement between UPR and Norcen, and the date of this Agreement;

"Initial Expiry Time" means 6:00 p.m. (Calgary time) on the first Business Day which falls after the 30th day following the day of the mailing of the Offer Documents to the shareholders of Norcen (where the first day of this period is the day immediately following the day of mailing);

"Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Norcen or any of its subsidiaries which is materially adverse to the business of Norcen and its subsidiaries considered as a whole other than a change (i) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to UPR, (ii) resulting from conditions affecting the oil and gas industry as a whole, or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere;

"Minimum Condition" means the condition set forth in paragraph (a) of Schedule
A;

"Minimum Required Shares" means at least that number of the outstanding Norcen Shares required pursuant to the Minimum Condition unless UPRI shall have waived the Minimum Condition in which case "Minimum Required Shares" means that number of the outstanding Norcen Shares which UPRI takes up on the Take-up Date, provided that such number of Norcen Shares shall be at least that number of Norcen Shares tendered pursuant to the pre-tender agreement referred to in
Section 2.2(b);

"Norcen" means Norcen Energy Resources Limited, the party of the third part;

"Norcen Governing Documents" means the Certificate and Articles of Amalgamation and By-laws of Norcen;

"Norcen Options" means the outstanding options to acquire Norcen Shares under the Stock Option Plan;

"Norcen Shares" means common shares in the share capital of Norcen;

"Offer" has the meaning set forth in Section 2.1(a);

"Offer Documents" has the meaning set forth in Section 2.3(a);

"Officer Obligations" means any obligations or liabilities of Norcen or any subsidiary of Norcen to pay any amount to its officers, directors, or employees, other than for salary, bonuses under their existing bonus arrangements and directors' fees in the ordinary course in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Norcen or any of its subsidiaries to officers or employees (i) for severance or termination payments on the change of control of Norcen pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to Norcen's severance policy in the case of employees and (ii) for retention bonus payments pursuant to any retention bonus program;

"Second Stage Transaction" has the meaning set forth in Section 4.1;

"Securities Authorities" means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" has the meaning set forth in Section 2.3(a);

"Stock Option Plan" means the stock option plan of Norcen as amended and restated February 14, 1995 and further amended as at February 4, 1997;


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                                      - 4 -


"subsidiary" has the meaning set forth in the Act;

"Superior Take-over Proposal" means any bona fide written Take-over Proposal which, in the opinion of Norcen's Board of Directors after consultation with its financial advisors, constitutes a commercially feasible transaction for which adequate financial arrangements have been made and which could be carried out within a time frame that is reasonable in the circumstances and, if consummated, would be superior to the Offer from a financial point of view to Norcen and to Norcen's shareholders;

"Take-over Proposal" means, in respect of Norcen or its subsidiaries or their assets, any proposals or offers regarding any take-over bid, merger, consolidation, amalgamation, arrangement, sale of a material amount of assets, sale of treasury shares (other than pursuant to options under the Stock Option
Plan) or other business combination or similar transaction;

"Take-up Date" means the date that UPRI first takes up and acquires Norcen Shares pursuant to the Offer;

"UPR" means Union Pacific Resources Group Inc., being the party of the first part; and

"UPRI" means Union Pacific Resources Inc., being the party of the second part.

1.2      Singular, Plural, etc.
         ----------------------

         Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3      Deemed Currency

         ---------------

         In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

1.4      Headings, etc.
         --------------

         The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5      Date for any Action
         -------------------

         In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6      Governing Law
         -------------

         This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7      Attornment
         ----------

         The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.


1.8      Incorporation of Schedules
         --------------------------

         Schedules A to G attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

            Schedule A      Conditions to the Offer
            Schedule B      Form of Pre-tender Agreement for Controlling
                             Shareholder
            Schedule C      Form of Norcen Press Release
            Schedule D      Form of UPR Press Release
            Schedule E      Conditions in Favour of Norcen
            Schedule F      Letter for Recipients of Evaluation Materials
            Schedule G      Holdco Share Purchase Agreement


                                    ARTICLE 2
                                    THE OFFER

2.1      The Offer
         ---------

         (a) UPR shall cause UPRI to mail and UPRI shall mail before 11:59 p.m. (Calgary time) on February 2, 1998, an offer to purchase all of the outstanding Norcen Shares for a price of $19.80 in cash for each Norcen Share, which offer shall be made in accordance with Securities Laws and be subject only to the conditions set forth in Schedule A hereto (the "Offer", which term shall include any amendments to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition or extending the date by which Norcen Shares may be tendered). The Offer shall be prepared in both the English and French language and in accordance with Securities Laws. UPR shall provide Norcen with a draft copy of the Offer Documents prior to mailing for its review and comment.

         (b) The Offer shall expire on the Initial Expiry Time, except that the Offer may be extended, subject to Section 2.1(c), if the conditions thereto set forth in Schedule A are not satisfied on the date and time at which the Offer expires and if UPRI determines, acting reasonably, that there is a reasonable prospect that the conditions of the Offer may be satisfied prior to the Expiry Time.

                  Subject to the satisfaction or waiver of the conditions set forth in Schedule A hereto, UPRI shall, as soon as is practicable in the circumstances and in any event within the time periods required by law, accept for payment and pay for all Norcen Shares validly tendered (and not properly withdrawn) pursuant to the Offer. UPR and UPRI shall use all commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.

         (c) Notwithstanding the foregoing, if any of the conditions set out in paragraphs (b), (c), (d) and (e) of Schedule A have not been satisfied or waived on the Initial Expiry Time, UPRI agrees to extend the Offer for such period of time, not to exceed 60 days following the Initial Expiry Time, as is necessary to satisfy or fulfill such conditions, but only if UPRI has made a bona fide determination, acting reasonably, that there is a reasonable prospect that such conditions may be satisfied within such 60 day period.

         (d)      It is agreed that UPRI may, in its sole discretion:

                  (i) waive any term or condition of the Offer for its benefit provided that if UPRI takes up and pays for any Norcen Shares it shall acquire not less than the Minimum Required Shares; and

                  (ii) amend any term or condition of the Offer, provided that UPRI shall not change the number of Norcen Shares for which the Offer is made, decrease or change the form of the consideration to be paid for each Norcen Share, amend the Offer or modify the conditions to the Offer in a manner that is, in the opinion of Norcen, acting reasonably, adverse to the holders of Norcen Shares.

                  UPRI agrees to provide Norcen with not less than two days prior written notice of any waiver or amendment of any term or condition of the Offer.

         (e) UPRI will instruct the depositary under the Offer to advise Norcen from time to time, not less frequently than every two Business Days until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by Norcen and in such manner as Norcen may reasonably request, as to the number of Norcen Shares that have been tendered (and not withdrawn) under the Offer.

         (f) The parties hereto agree that UPR may make the Offer through UPRI but UPR shall be liable to Norcen for the full performance by UPRI under this Agreement.


         (g) UPRI's obligation to make the Offer as set forth in Section 2.1(a) is conditional upon the execution and delivery to UPRI, concurrently with the execution of this Agreement, of the pre-tender agreement referred to in Section 2.2(b).

         (h) Prior to commencement of the Offer and continuing for 20 days thereafter, UPR agrees that it will consider in good faith restructuring the Offer contemplated in this Agreement prior to its commencement to provide for a right on the part of Canadian shareholders of Norcen to either receive cash of $19.80 for each Norcen Share or cash and investment grade notes of UPRI guaranteed by UPR and if UPR agrees to amend the Offer, and Norcen consents thereto, the necessary amendments to this Agreement and the Offer will be made to give effect thereto.

2.2      Norcen Directors' Circular
         --------------------------

         (a)      Norcen hereby consents to the Offer as set forth in Section
                  2.1 and confirms that its Board of Directors has unanimously approved the Offer and this Agreement and has resolved to unanimously recommend acceptance of the Offer by the holders of Norcen Shares, subject to Section 2.2(c), provided that the Offer is not amended except in accordance with the terms of this Agreement. Norcen shall prepare and mail as soon as possible after UPRI mails the Offer, in both the English and French language, a directors' circular prepared in accordance with Securities Laws. The directors' circular will set forth (among other things) the recommendation of the Board of Directors of Norcen as described above. Norcen shall provide UPR and UPRI with a draft copy of the directors' circular prior to mailing for their review and comment.

         (b) The Board of Directors of Norcen has been advised that the directors and senior officers of Norcen and Noranda Inc., the controlling shareholder of Norcen, intend to tender their Norcen Shares under the Offer. Norcen hereby delivers concurrently with the execution of this Agreement, a pre-tender agreement (in the form or substantially in the form of the agreement attached hereto as Schedule B) signed by Noranda Inc. The directors' circular shall reflect the execution and delivery of such pre-tender agreement and the intention of the directors and senior officers to tender their Norcen Shares pursuant to the Offer.

         (c) Notwithstanding Section 2.2(a), in the event that, prior to the expiry of the Offer, a Superior Take-over Proposal is offered or made to the holders of Norcen Shares or Norcen, the Board of Directors of Norcen may withdraw, modify or change any recommendation regarding the Offer if, in the opinion of the Board of Directors acting in good faith after written advice from outside counsel (confirmation of which shall be immediately delivered to UPR), the failure to so withdraw, modify or change any recommendation regarding the Offer would be inconsistent with the performance by the directors of Norcen of their fiduciary duties under applicable law. Norcen shall as soon as possible but in any event prior to 10:00 a.m. (Calgary time) on the day following receipt of any Take-over Proposal, advise UPR orally and in writing that a Take-over Proposal has been offered or made to the Board of Directors of Norcen or to Norcen (which notice in writing must identify the party proposing such transaction and the terms and conditions thereof, which must include a copy of the terms and conditions of any written form of Take-over Proposal and which must provide an undertaking to provide to UPR any further documents relating to the terms or conditions thereof delivered to the Board of Directors of Norcen or to Norcen by the offeror). If the Board of Directors of Norcen believes that the Take- over Proposal constitutes a Superior Take-over Proposal, Norcen shall give UPR and UPRI at least four Business Days advance notice of any action to be taken by the Board of Directors of Norcen to withdraw, modify or change any recommendation regarding the Offer or to enter into an agreement to implement the Superior Take- over Proposal. Such notice shall provide to UPRI the right during such four Business Days to advise the Board of Directors of Norcen that it will immediately announce and as soon as possible in the circumstances amend its Offer to provide that the holders of Norcen Shares shall receive a value per Norcen Share equal to or having a value greater than the value per Norcen Share provided in the Superior Take-over Proposal. If UPR so advises the Board of Directors prior to the expiry of such four Business Days period, the Board of Directors of Norcen shall not withdraw, modify or change any recommendation with respect to the Offer, as so amended, or take any action to approve or implement the Superior Take-over Proposal.

         (d) The Board of Directors of Norcen may withdraw, modify or change any recommendation with respect to the Offer:

                  (i)      as permitted under Section 2.2(c); or

                  (ii) in the event that the conditions set forth in Schedule E hereto are not satisfied or waived at the applicable time by Norcen in its discretion acting reasonably.

2.3      Offer Documents
         ---------------


         (a) Within the time periods required by law, UPRI shall file or cause to be filed with the appropriate Securities Authorities an Offer to Purchase and Take-over Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery pursuant to which the Offer will be made (collectively, the "Offer Documents"). The Offer Documents, when filed with Securities Authorities and when mailed to holders of Norcen Shares, shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable law (collectively, the "Securities Laws").

         (b) Norcen agrees to provide such reasonable assistance as UPRI or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the Norcen Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists of the shareholders of Norcen and of the holders of Norcen Options and other securities convertible into or exchangeable for Norcen Shares (to the extent known by Norcen) and mailing labels with respect to all such holders of securities as soon as possible after the date of this Agreement but in any event no later than the close of business in Calgary on January 30, 1998 and updates or supplements thereto from time to time as may be requested by UPRI.

         (c) UPR and UPRI agree that, to the extent that it is the most expedient filing process, the Offer shall be made pursuant to and in compliance with the requirements of the Canada/United States Multijurisdictional Disclosure System, including Rule 14d-1(b) under the United States Securities Exchange Act of 1934.

2.4      Outstanding Stock Options
         -------------------------

         Norcen and UPR agrees that to the extent holders of Norcen Options do not exercise them and tender the Norcen Shares they receive upon such exercise, Norcen may agree with all remaining holders of Norcen Options that, in lieu of such persons exercising their Norcen Options, Norcen will pay to such persons the difference between the exercise price of their Norcen Options and the purchase price for the Norcen Shares under the Offer immediately after the

Expiry Time of the Offer in exchange for the termination of their Norcen
Options.


                                    ARTICLE 3
                           PUBLICITY AND SOLICITATION

3.1      Publicity
         ---------

         (a) Each of UPR, UPRI and Norcen shall receive the prior consent, not to be unreasonably withheld, of the other parties prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the press or any third party with respect to this Agreement or the transactions contemplated hereby. UPR, UPRI and Norcen shall not issue any such press release or make any such public statement prior to such consent, except upon the advice of counsel that such action is required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its best efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.

         (b) Norcen and UPR agree that the press releases attached hereto as Schedules C and D shall be issued immediately following the execution of this Agreement.

3.2      Solicitation
         ------------

         The financial advisors to UPR and UPRI will act as dealer managers (the "Dealer Managers") in connection with the Offer and solicit acceptances of the Offer. The Dealer Managers will form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada and their United States broker dealer affiliates to solicit acceptances of the Offer.


                                    ARTICLE 4
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1      Second Stage Transaction
         ------------------------

         If UPRI takes up and pays for Norcen Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, UPRI agrees to use all commercially reasonable efforts to acquire, and Norcen agrees to use all commercially reasonable efforts to assist UPRI in acquiring, the balance of the Norcen Shares as soon as practicable and in any event within a period of six months following the Take-up Date by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for a cash consideration per Norcen Share not less than the consideration paid pursuant to the Offer. Nothing herein shall be construed to prevent UPRI from acquiring, directly or indirectly, additional Norcen Shares in the open market or in privately negotiated transactions, in accordance with Securities Laws (including by way of compulsory acquisition) following completion of the Offer.

4.2      Information Circular, Etc.
         --------------------------

         Without limiting Section 4.1, Norcen agrees that if UPRI is required to effect a Second Stage Transaction which requires approval of Norcen's shareholders in a meeting of Norcen's shareholders, Norcen shall take all action necessary in accordance with the Securities Laws, other applicable Canadian laws, the Norcen Governing Documents and the requirements of The Toronto Stock Exchange and the Montreal Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by UPRI. In the event of such a meeting or meetings, Norcen shall use all commercially reasonable efforts to mail to its shareholders an Information Circular with respect to the meeting of Norcen's shareholders. The term "Information Circular" shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to Norcen's shareholders and all amendments or supplements thereto, if any. UPRI and Norcen each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by UPRI and Norcen for use in the Information Circular, on both the date the Information Circular is first mailed to Norcen's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. UPRI and Norcen each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.


                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF UPR AND UPRI


         As of the date hereof, UPR and UPRI hereby jointly and severally represent and warrant to Norcen as follows and acknowledge that Norcen is relying upon these representations and warranties in connection with the entering into of this Agreement:

5.1      Organization and Qualification
         ------------------------------

         UPR is a corporation duly incorporated and organized and validly existing under the laws of the State of Utah and has the requisite corporate power and authority to carry on its business as it is now being conducted. UPRI is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Alberta and has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.2      Authority Relative to this Agreement
         ------------------------------------

         UPR and UPRI have the requisite corporate authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement and the consummation by UPR and UPRI of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of UPR and UPRI and constitutes the legal, valid and binding obligation of each of UPR and UPRI enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3      No Violations
         -------------

         (a) Neither the execution and delivery of this Agreement by UPR and UPRI, the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of UPR or UPRI or any of their subsidiaries under, any of the terms, conditions or provisions of (x) the charter or bylaws of either UPR or UPRI or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which UPR or UPRI or any of their subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which either UPR or UPRI or any of their subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to UPR or UPRI or any of their subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of UPR and its subsidiaries taken as a whole or on the ability of UPR to consummate the transactions contemplated hereby).

         (b) Other than in connection with or in compliance with the provisions of Securities Laws, the Competition Act (Canada), the Public Utilities Board Act (Alberta), the Gas Utilities Act (Alberta), the requirements of the National Energy Board (Canada), the Investment Canada Act (Canada), the rules of The Toronto Stock Exchange, the Montreal Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended, Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended (the "HSR Act"), and any other pre-merger notification statutes, (i) there is no legal impediment to UPR and UPRI's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by UPRI in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of UPRI to consummate the transactions contemplated hereby.

5.4      Funds Available
         ---------------

         The aggregate cash consideration payable pursuant to the Offer is available to UPRI so that UPRI is in a position to pay for all Norcen Shares tendered pursuant to the Offer in accordance with the terms of the Offer.

5.5      Knowledge
         ---------

         As of the date hereof, UPR has no actual knowledge of any misrepresentation, breach or non-performance by Norcen of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on UPR should the Offer be completed.

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF NORCEN

         As of the date hereof, Norcen hereby represents and warrants to UPR and UPRI as follows and acknowledges that they are relying upon these representations and warranties in connection with the entering into of this
Agreement:

6.1      Organization and Qualification
         ------------------------------

         Norcen is a corporation duly amalgamated and organized and validly existing under the federal laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Norcen's subsidiaries is a corporation duly incorporated and organized and validly subsisting under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Norcen and each of its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on Norcen and its subsidiaries taken as a whole.

6.2      Authority Relative to this Agreement
         ------------------------------------

         Norcen has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Norcen's Board of Directors, and no other corporate proceedings on the part of Norcen are necessary to authorize this Agreement (except for obtaining shareholder approval in respect of any Second Stage Transaction) and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Norcen and constitutes the legal, valid and binding obligation of Norcen enforceable against Norcen in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3      No Violations
         -------------

         (a) Except as previously disclosed in writing to UPR, neither the execution and delivery of this Agreement by Norcen, the consummation of the transactions contemplated hereby nor compliance by Norcen with any of the provisions hereof will:
                  (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Norcen or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the Norcen Governing Documents or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Norcen or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Norcen or any of its subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Norcen or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of Norcen and its subsidiaries taken as a whole or on the ability of Norcen to consummate the transactions contemplated hereby).

         (b) Except as previously disclosed in writing to UPR, other than in connection with or in compliance with the provisions of Securities Laws, the Competition Act (Canada), the Public Utilities Board Act (Alberta), the Gas Utilities Act (Alberta), the requirements of the National Energy Board (Canada), the Investment Canada Act (Canada), the rules of The Toronto Stock Exchange, the Montreal Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue- sky" laws of the states of the United States, as amended, the HSR Act, and any other pre-merger notification statutes, (i) there is no legal impediment to Norcen's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Norcen in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Norcen to consummate the transactions contemplated hereby.

6.4      Capitalization
         --------------

         As of the date hereof, the authorized share capital of Norcen consists of an unlimited number of Common Shares, First Preference Shares and Junior Preference Shares. As of the date hereof, 187,028,147 Norcen Shares are issued and outstanding. As of the date hereof, 1,615,406 Norcen Shares are issuable pursuant to the exercise of outstanding Norcen Options granted under the Stock Option Plan calculated at the Offer Price of $19.80. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Norcen of any shares of Norcen (including the Norcen Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Norcen (including the Norcen Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Norcen. All outstanding Norcen Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all Norcen Shares issuable upon exercise of outstanding stock options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.

6.5      No Material Adverse Change
         --------------------------

         Since December 31, 1997, there has not been any Material Adverse
Change.

6.6      No Undisclosed Material Liabilities
         -----------------------------------

         Except (a) as disclosed or reflected in the consolidated internal interim unaudited financial statements of Norcen as at December 31, 1997 previously delivered to UPR, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice,
(ii) pursuant to the terms of this Agreement, or (iii) as disclosed in writing to UPR, neither Norcen or any of its subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Norcen and its subsidiaries) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

6.7      Impairment

         ----------

         The making of the Offer will not result in Material Adverse Change.

6.8      Officer Obligations
         -------------------

         The Officer Obligations do not exceed an aggregate of $5.5 million.

6.9      Brokerage Fees
         --------------

         Norcen has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Goldman, Sachs & Co. and Trilon Securities Limited have been retained as Norcen's financial advisors in connection with certain matters including the transactions contemplated hereby. Norcen has delivered to UPRI a true and complete copy of its agreement with Goldman, Sachs & Co. and Trilon Securities Limited.

6.10     Conduct of Business
         -------------------

         Since December 31, 1997, neither Norcen nor any of its subsidiaries has taken any action that would be in violation of Section 7.1 if such provision had been in effect since such date, other than violations which would not have any material adverse effect on the business, operations or financial condition of Norcen and its subsidiaries considered as a whole or would materially affect Norcen's ability to consummate the transactions contemplated hereby.

6.11     Reports
         -------

         (a) Norcen has heretofore delivered to UPRI true and complete copies of (i) Norcen's 1997 Annual Information Form, Information Circular relating to Norcen's 1997 annual and special meeting of shareholders and 1996 Annual Report to shareholders and (ii) all prospectuses or other offering documents used by Norcen in the offering of its securities or filed with Securities Authorities since December 31, 1996 and (iii) the consolidated internal interim unaudited financial statements of Norcen dated December 31, 1997 previously delivered to UPR. As of their respective dates, such form, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of Norcen and its consolidated subsidiaries publicly issued by Norcen, previously delivered to UPR, or included or incorporated by reference in such form, statements, prospectuses and other offering documents were prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Norcen's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and changes in financial position of Norcen and its consolidated subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

         (b) Norcen will deliver to UPRI as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by UPRI, as to which Norcen makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The consolidated financial statements of Norcen issued by Norcen or to be included in such reports and statements (excluding any information therein provided by UPRI, as to which Norcen makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Norcen's independent accounts or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the consolidated financial position, results of operations and changes in financial position of Norcen as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

6.12     U.S. Registration
         -----------------

         The Norcen Shares were not issued by a closed-end investment company registered under the United States Investment Company Act of 1940.

6.13     Subsidiaries
         ------------

         All of Norcen's subsidiaries are wholly-owned by Norcen and all shares of Norcen's material subsidiaries owned by Norcen are beneficially owned, directly or indirectly, with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever.

                                    ARTICLE 7
                               CONDUCT OF BUSINESS

7.1      Conduct of Business by Norcen
         -----------------------------

         Norcen covenants and agrees that, during the period from the date of this Agreement until either: (i) the time of the next annual meeting of shareholders of Norcen at which directors are to be elected; or (ii) this Agreement is terminated by its terms, unless UPRI shall otherwise agree in writing, except as required by law or in connection with a Take-over Proposal or as otherwise expressly permitted or specifically contemplated by this Agreement:

         (a) the business of Norcen and its subsidiaries shall be conducted only in, and Norcen and its subsidiaries shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Norcen shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

         (b) Norcen shall not directly or indirectly do or permit to occur any of the following: (i) amend the Norcen Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Norcen or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Norcen or its subsidiaries, other than Norcen Shares issuable pursuant to the terms of the Norcen Options; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Norcen; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

         (c) neither Norcen nor any of its subsidiaries shall directly or indirectly do any of the following other than pursuant to commitments entered into prior to the date of this Agreement:
                  (i) sell, pledge, dispose of or encumber any assets except in the ordinary course of business for a consideration not in excess of $15 million in aggregate; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities made in the ordinary course of business, make any investment either by purchase of shares or securities, contributions of capital (other than to subsidiaries), property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity, in each case having a value in excess of $15 million; (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, in each case in excess of $15 million, except in the ordinary course of business; (iv) except for the Officer Obligations or amounts less than $15 million pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other document, other than in the ordinary course of business consistent with past practice; (vii) enter into any interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or enter into any call arrangement of any sort or any forward sale agreement for commodities, other than in the ordinary course of business consistent with past practice; (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; or (ix) sell, dispose of, cancel or terminate any of its remaining 10% interest in Superior Propane Inc. and its management, administration and related contracts respecting Superior Propane Inc. and Superior Propane Income Fund, nor enter into any agreement concerning any such sale, cancellation or termination;

         (d) neither Norcen nor any of its subsidiaries shall create any new Officer Obligations other than as provided for in Section
                  9.7 and, except for payment of the existing Officer Obligations, neither Norcen nor any of its subsidiaries shall grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay (other than as contemplated pursuant to Section 9.2 of this Agreement) arising from the Offer or a change of control of Norcen or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and

         (e) neither Norcen nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

                                    ARTICLE 8
                               COVENANTS OF NORCEN

8.1      Notice of Material Change
         -------------------------

         From the date hereof until the termination of this Agreement, Norcen shall promptly notify UPR in writing of:

         (a) any material change (actual, anticipated, contemplated or, to the knowledge of Norcen, threatened, financial or otherwise)

                  in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Norcen and its subsidiaries considered as a whole; or

         (b)      any change in any representation or warranty set forth in
                  Article 6 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect.

         Norcen shall in good faith discuss with UPR any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Norcen, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to UPRI pursuant to this section.

8.2      Non-Completion Fee
         ------------------

         Provided that there is no breach or non-performance by UPR or UPRI of a material provision of this Agreement in any material respect, Norcen shall pay to UPRI the sum of $125 million if:

         (a) the Offer shall have expired and not been consummated by reason of the Minimum Condition not having been satisfied but only if a Superior Take-over Proposal, as a result of which the Board of Directors of Norcen has withdrawn, modified or changed its recommendation regarding the Offer, has been publicly announced and not withdrawn prior to the Expiry Time; or

         (b) this Agreement has been terminated by UPR pursuant to Section 11.1(e).

         In the circumstances set forth above Norcen shall pay to UPRI an amount equal to all documented and reasonable out of pocket expenses incurred by UPR and UPRI in making the Offer, including the fees payable to its financial advisors and legal counsel and all fees, costs and expenses incurred in arranging the financing for the Offer which shall not exceed $30 million.

         Such payments shall be made by Norcen to UPRI within two Business Days of the event giving rise to the payment in immediately available funds to an account designated by UPRI.

8.3      No Solicitation
         ---------------


         (a) Norcen shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted before the date of this Agreement with respect to any Take-over Proposal and, without limitation, shall immediately send a letter in substantially the form of the letter attached hereto as Schedule F to all parties who have had such discussions or negotiations or who have entered into confidentiality agreements with Norcen pertaining to the sale of Norcen or a substantial portion of its assets. Norcen shall immediately advise UPRI orally and in writing of any response or action (actual, anticipated, contemplated or threatened) by any recipient of such letter which could hinder, prevent or delay or otherwise adversely affect the completion of the Offer. Norcen agrees not to release any third party from any confidentiality or standstill obligation set forth in any agreement to which Norcen and such third party are parties except for the standstill obligation in connection with a Superior Take-over Proposal by such third party.

         (b) Neither Norcen nor any of its subsidiaries, or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives shall, directly or indirectly, (i) solicit, initiate or knowingly encourage the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any corporation, person or other entity or group (other than UPR and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any matter or thing which is inconsistent with the successful completion of the Offer and the merger of UPRI and Norcen, including any Take-over Proposal or (ii) provide any confidential information to, participate in any discussions or negotiations relating to any Take-over Proposal with, or otherwise cooperate with or assist or participate in any effort to consider, review or initiate a Take-over Proposal by, any corporation, person or other entity or group; provided, however, that Norcen shall not be bound by the foregoing restrictions in this Section 8.3(b)(ii) in respect of any proposal or offer in writing received by Norcen from another party, which offer was not solicited by Norcen or any of its subsidiaries or, of any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives after the date hereof, which the Board of Directors of Norcen believes is reasonably likely to become a Superior Take-over Proposal and at any such time that Norcen or its Board of Directors starts to provide any confidential information in accordance with this proviso, Norcen shall so notify UPR of any such provision of confidential information and provided further that the provision of any such confidential information shall be on terms and conditions no more favorable to such other party than those contained in the confidentiality agreement dated January 5, 1998 between UPR and Norcen.

8.4      Norcen Board of Directors
         -------------------------

         The Board of Directors of Norcen immediately following the acquisition by UPRI of more than 50% of the outstanding Norcen Shares pursuant to the Offer shall be reconstituted through resignations of all existing Norcen directors and the appointment of UPR nominees in their stead. Norcen shall, in accordance with the foregoing and subject to the provisions of the Act, assist UPR to secure the resignations of all Norcen directors to be effective at such time as may be required by UPR and to use its best efforts to cause the election of the UPR nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

8.5      Structure of Transaction
         ------------------------

         Norcen shall cooperate with UPR in structuring the acquisition by UPRI of Norcen in a tax efficient manner, including without limitation, by completing to the satisfaction of UPR, acting reasonably, a possible internal corporate reorganization of Norcen involving the transfer of certain unincorporated business divisions to separate wholly-owned Canadian subsidiary corporations provided that such reorganization shall not be completed until Norcen is satisfied the Offer will be completed, provided that no such cooperation shall be required where such structuring shall have a material adverse effect on the business, operations or financial condition of Norcen or cause any breach of or default under this Agreement by Norcen.


                                    ARTICLE 9
                                COVENANTS OF UPRI

9.1      Availability of Funds
         ---------------------

         UPR and UPRI covenant and agree that at all times when the Offer is outstanding, UPRI shall not take any action, or fail to take any action, which would or could result in the representation and warranty set out in Section 5.4 being untrue in any material respect at any time while the Offer is outstanding.

9.2      Employment Agreements
         ---------------------

         UPRI covenants and agrees, and after the Effective Time will cause Norcen and any successor to Norcen to agree, to honour and comply with the terms of those existing executive termination and severance agreements, plans or policies of Norcen and its subsidiaries which Norcen has disclosed to UPR in writing prior to the date hereof.

9.3      Officers' and Directors' Insurance
         ----------------------------------

         UPRI agrees to use reasonable efforts to secure directors and officers liability insurance coverage for Norcen's current and former directors and officers on a six year "trailing" or "runoff" basis from and after the Effective Time. If a "trailing" policy is not available, then UPRI agrees that for the entire period from the Effective Time until six years after the Effective Time, UPRI will use reasonable commercial efforts to cause Norcen or any successor to Norcen to maintain Norcen's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of Norcen than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Norcen, covering claims made prior to or within six years after the Effective Time.

9.4      Employment Termination
         ----------------------

         If UPR, UPRI or Norcen choose to terminate, whether constructively or actually, the employment of any employees (other than for cause) of Norcen within one year of the completion of the Offer, notice and severance shall be provided to such employees in accordance with Norcen's existing severance practices previously disclosed in writing to UPR.

9.5      Indemnities
         -----------

         UPR agrees that if it acquires the Norcen Shares under the Offer it shall cause Norcen to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of Norcen pursuant to the provisions of the By-laws of Norcen, the Canada Business Corporation Act, and the written indemnity agreements shown to UPR which will be entered into between Norcen and its current officers and directors.

9.6      Holdco Purchase
         ---------------

         The Offer will provide that any corporate holder of Norcen Shares which holds such shares indirectly through a holding corporation (a "Holdco") may deposit all of the outstanding shares of its Holdco under the Offer in accordance with a share purchase agreement substantially in the form attached hereto as Schedule G.


9.7      Retention Bonus
         ---------------

         Norcen shall be entitled to establish and pay up to $4.5 million in bonuses to officers and employees of Norcen mutually agreed upon by Norcen and UPR who agree to and do remain in the employment of Norcen for an agreed upon period of time following the change of control of Norcen.

                                   ARTICLE 10
                                MUTUAL COVENANTS

10.1     Other Filings
         -------------

         UPR, UPRI and Norcen shall, as promptly as practicable hereafter, prepare and file any filings required under the Competition Act (Canada), the Investment Canada Act (Canada), the Public Utilities Board Act (Alberta), the Gas Utilities Act (Alberta), the requirements of the National Energy Board (Canada), any Securities Law, the rules of The Toronto Stock Exchange and the Montreal Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended, the HSR Act or any other applicable law relating to the transactions contemplated herein.

10.2     HSR Filings
         -----------

         (a) Without limiting the generality of Section 10.1 hereof, UPR, UPRI and Norcen shall (i) take promptly all actions necessary to make the filings required of UPR, UPRI, Norcen or any of their affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by UPR, UPRI, Norcen or any of their affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general; and

         (b) Each of the parties hereto shall promptly inform the other parties of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. UPR and UPRI shall advise Norcen promptly of any understandings, undertakings or agreements which UPR and UPRI proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority in connection with the transactions contemplated hereby.

10.3     Additional Agreements
         ---------------------

         Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Norcen's operations), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations,
(iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities and (vi) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer. For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

10.4     Access to Information
         ---------------------

         Subject to the existing Confidentiality Agreement between Norcen and UPR dated January 5, 1998, upon reasonable notice, Norcen shall (and shall cause each of its subsidiaries to) afford UPR's officers, employees, counsel, accountants and other authorized representatives and advisers reasonable access, during normal business hours and at such other time or times as UPR may reasonably request from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Norcen shall (and shall cause each of its subsidiaries to) furnish promptly to UPR all information concerning its business, properties and personnel as UPR may reasonably request.



                                   ARTICLE 11
                        TERMINATION, AMENDMENT AND WAIVER

11.1     Termination

         This Agreement may be terminated by written notice given to the other parties hereto, at any time prior to completion of the transactions contemplated hereby:

         (a)      by mutual written consent of Norcen and UPR;

         (b) by either UPR or Norcen if UPRI shall not have taken up and paid for the Minimum Required Shares under the Offer on or before the times required by this Agreement, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations under this Agreement required to be performed by it;

         (c) by either UPR or Norcen if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this
                  Section 11.1(c) shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction;

         (d) by either UPR or Norcen, if the Offer terminates or expires at the Expiry Time, without UPRI taking up and paying for any Norcen Shares on account of the failure of any condition specified in Schedule A which has not been waived by UPRI, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations under this Agreement required to be performed by it;

         (e) by either UPR or Norcen, if there has been a misrepresentation, breach or non-performance by the other party of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the party seeking to terminate, provided the breaching party has been given notice of and three days to cure any such misrepresentation, breach or non-performance;


         (f) by Norcen or UPR if Norcen enters into an agreement providing for a Superior Takeover Proposal;

         (g) by Norcen if the Take-up Date has not occurred within 60 days of the Initial Expiry Time; or

         (h) by UPR if there has been a misrepresentation, breach or non-performance by Noranda Inc. of any representation, warranty or covenant contained in the pre-tender agreement referred to in Section 2.2(b), which would have or would be reasonably likely to have a material adverse effect on UPR, provided that Noranda Inc. shall have been given notice of and three days to cure any such misrepresentation, breach or non-performance.

11.2     Effect of Termination
         ---------------------

         In the event of the termination of this Agreement as provided in
Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of UPR, UPRI or Norcen hereunder except as set forth in Sections 8.2 and 12.4 and this Section 11.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement provided that if Norcen became obligated to and has paid the fees provided for in Section 8.2, Norcen shall have no further liability under this Agreement.

11.3     Amendment
         ---------

         This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4     Waiver
         ------

         Each of UPR and UPRI, on the one hand, and Norcen, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein or
(iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12
                               GENERAL PROVISIONS


12.1     Notices
         -------

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

         (a)   if to UPR and UPRI:

               Union Pacific Resources Company
               P.O. Box 7
               Forth Worth, Texas   76101

               Attention:  Mr. Joe LaSala

               Telecopy No.: (817) 877-7522

         with a copy to:

               Bennett Jones Verchere   - and -   Morgan, Lewis & Bockius LLP
               4500 Bankers Hall East             101 Park Avenue
               855 - 2nd Street SW                New York, New York
               Calgary, Alberta                   U.S.A.  10178-0060
               T2P 4K7

               Attention:  Mr. John Curran        Attention:  Mr. Howard Shecter

               Telecopy No.: (403) 265-7219       Telecopy No.: (212) 309-7044

         (b)   if to Norcen:

               Norcen Energy Resources Limited
               Fifth Avenue Place
               425 - 1 Street S.W.
               Calgary, Alberta
               T2P 4V4

               Attention:  Mr. Mark Schweitzer

               Telecopy No.: (403) 231-0292
         with a copy to:

               MacKimmie Matthews
               700, 401 - 9 Avenue S.W.
               Calgary, Alberta

               T2P 3C5

               Attention:  Mr. Robert Engbloom

               Telecopy No.: (403) 232-0888

12.2     Miscellaneous
         -------------

         This Agreement (i) except for the Confidentiality Agreement dated January 5, 1998 between the parties hereto, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.3     Assignment
         ----------

         Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. UPRI may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of UPRI, provided that any such assignment will have no material adverse tax or other effects to Norcen or the holders of Norcen Shares, and provided further that if such assignment takes place, UPR and UPRI shall continue to be liable to Norcen for any default in performance by the assignee.

12.4     Expenses
         --------

         Except as provided in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

12.5     Severability
         ------------


         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6     Confidentiality Agreement
         -------------------------

         UPR is hereby released from the provisions of Section 5 of the Confidentiality Agreement dated January 5, 1998 between UPR and Norcen in respect of the transaction contemplated by the Offer.

12.7     Counterpart Execution

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

         IN WITNESS WHEREOF, UPR, UPRI and Norcen have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    UNION PACIFIC RESOURCES GROUP
                                    INC.

                                    Per:
                                         -----------------------------------
                                         Name:
                                         Title:

                                    Per:
                                         -----------------------------------
                                         Name:
                                         Title:


                                    UNION PACIFIC RESOURCES INC.

                                    Per:
                                         -----------------------------------
                                         Name:
                                         Title:

                                    Per:

                                         -----------------------------------
                                         Name:
                                         Title:


                                    NORCEN ENERGY RESOURCES
                                    LIMITED

                                    Per:
                                         -----------------------------------
                                         Name:
                                         Title:


                                    Per: -----------------------------------
                                         Name:
                                         Title:

                                   SCHEDULE A

                             CONDITIONS TO THE OFFER
                             -----------------------

         The capitalized terms used in this Schedule A have the meanings set forth in the attached Pre- Acquisition Agreement dated January 25, 1998 (the "Agreement") between UPR, UPRI and Norcen, except that the term "Offeror" shall be deemed to refer to UPRI.

         Notwithstanding any other provision of the Offer, but subject to the provisions of the Agreement, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Norcen Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror:

(a) at the Expiry Time, and at the time the Offeror first takes up and pays for Norcen Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 75% of the outstanding Norcen Shares (calculated on a diluted basis), other than Norcen Shares held at the date of the Offer by or on behalf of the Offeror, or its affiliates or associates (as each of such terms is defined in the Act);

(b) (i) the Director of Investigation and Research (the "Director") appointed under the Competition Act shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the transaction (the "Transaction") which will result from the acquisition of Norcen Shares by the Offeror under the Offer, or (ii) the applicable waiting period under Section 123 of the Competition Act shall have expired without the Director having notified the Offeror that he intends to make an application to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the Transaction; or (iii) the Director shall have advised the Offeror that he does not intend at the current time to apply to the Competition Tribunal for an order under Section 92 of the Competition Act in respect of the Transaction and no proceedings shall have been taken or threatened under the merger provisions of Part VII or under Section 45 of the Competition Act in respect of the Transaction;

(c) the Transaction shall have been approved or deemed to be approved pursuant to the Investment Canada Act;

(d) the waiting period (and any extension thereof) applicable to the consummation of the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States), as amended, and any other material waiting period under applicable foreign laws (if any) shall have expired or been terminated without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of a material portion of the assets or businesses of UPR or Norcen;

(e) all other requisite regulatory approvals and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) shall have been obtained on terms and conditions satisfactory to the Offeror, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated;

(f) (i) no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Norcen or any of its subsidiaries carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the judgment of the Offeror acting reasonably:

         (A) has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Norcen Shares or the right of the Offeror to own or exercise full rights of ownership of the Norcen Shares;


         (B) has had, or if the Offer was consummated would result in, a Material Adverse Change or, in the case of (ii) above, would have a material adverse effect on the Offeror;

         (C) has a material adverse effect on the completion of any compulsory acquisition or any amalgamation, statutory arrangement or other transaction involving the Offeror and/or an affiliate of the Offeror and Norcen and/or the holders of Norcen Shares for the purposes of Norcen becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or affecting an amalgamation or merger of Norcen's business and assets with or into the Offeror and/or an affiliate of the Offeror (a "Subsequent Acquisition Transaction");

(g) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Norcen Shares under the Offer or completing any compulsory acquisition or Subsequent Acquisition Transaction in respect of any Norcen Shares not acquired under the Offer;

(h) the Offeror shall have determined in its sole judgment acting reasonably that Norcen has not taken or proposed to take any action that would be a Material Adverse Change; and

(i) in the sole judgment of the Offeror, acting reasonably, (i) Norcen shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement, and (ii) all representations and warranties of Norcen contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall not have ceased to be true and correct in any material respect thereafter; provided that any misrepresentation, breach and non-performance would have, or would be reasonably likely to have, a material adverse effect on the Offeror and provided further that

         Norcen has been given notice of and 3 days to cure any such misrepresentation, breach or non-performance.

                                   SCHEDULE B

            FORM OF PRE-TENDER AGREEMENT FOR CONTROLLING SHAREHOLDER
            --------------------------------------------------------


                       Union Pacific Resources Group Inc.
                          Union Pacific Resources Inc.



                                                                January 25, 1998


Noranda Inc.
Suite 4100, BCE Place
181 Bay Street
Toronto, Ontario M5J 2T3

Attention:  David W. Kerr
            President and Chief Executive Officer

Dear Sir:

         Re: Offer by Union Pacific Resources Inc. ("UPRI") to Purchase all of the Norcen Shares

         Reference is made to the Pre-Acquisition Agreement dated January 25, 1998 (the "Pre- Acquisition Agreement") between Union Pacific Resources Group Inc., UPRI and Norcen pursuant to which UPRI has agreed to make an offer to purchase all of the issued and outstanding Norcen Shares. All capitalized terms referred to herein shall have the meanings attributed thereto in the Pre-Acquisition Agreement.

         We understand that you (the "Controlling Shareholder") beneficially own, directly or indirectly, or exercise control or direction over, the number of Norcen Shares set forth in your acceptance at the end of this letter agreement. Any references in this letter agreement to Norcen Shares owned by the Controlling Shareholder shall mean such number of Norcen Shares and, where the context requires, shall include all of the shares of a holding company whose only asset is the Norcen Shares and which has no liabilities, which shares may, pursuant to the Offer, be tendered to UPRI.

1.       Covenants of Controlling Shareholder
         ------------------------------------

         By the acceptance of this letter agreement, the Controlling Shareholder hereby agrees, subject to the terms of paragraph 5 hereof, from the date hereof until the completion of the Offer:

         (a) not to sell, assign, convey or otherwise dispose of any of the Norcen Shares owned by such Controlling Shareholder and not to permit any affiliate or subsidiary of such Controlling Shareholder to sell, assign, convey or otherwise dispose of any of the Norcen Shares owned by it, other than to a wholly-owned holding company formed for the purpose of tendering the shares of such holding company to the Offer;

         (b) unconditionally and irrevocably to accept and to cause any affiliate or subsidiary of such Controlling Shareholder to unconditionally and irrevocably accept the Offer made by UPRI by depositing the Norcen Shares presently owned or hereafter acquired by such Controlling Shareholder or affiliate or subsidiary immediately following the mailing of the Offer and in accordance with the terms and conditions of the Offer;

         (c) not to exercise any statutory or other rights of withdrawal with respect to any Norcen Shares owned by such Controlling Shareholder or any affiliate or subsidiary of such Controlling Shareholder once deposited pursuant to the Offer unless this letter agreement is terminated prior to UPRI taking up the Norcen Shares under the Offer; and

         (d) not to exercise any shareholder rights or remedies available at common law or pursuant to the Canada Business Corporations Act or applicable securities legislation to delay, hinder, upset or challenge the Offer.

2.       Covenants of UPR and UPRI
         -------------------------

(a) UPR shall cause UPRI and UPRI shall make the Offer in accordance with the terms and conditions of the Pre-Acquisition Agreement and shall comply with the provisions of Article 2 thereof in respect of the Offer. UPR and UPRI shall not agree to amend Article 2 of the Pre- Acquisition Agreement without the consent of the Controlling Shareholder.

(b) UPR shall cause and UPRI shall, subject to the satisfaction or waiver of the conditions set forth in the Offer, take up and pay for all of the Norcen Shares owned by the Controlling Shareholder or any affiliate or subsidiary of the Controlling Shareholder deposited pursuant to the Offer, all in accordance with the terms and conditions of the Offer and the provisions of the Pre-Acquisition Agreement.

3.       Representations
         ---------------

         The Controlling Shareholder hereby represents and warrants to UPRI as follows:

         (a) the Norcen Shares are beneficially owned by such Controlling Shareholder with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever;


         (b) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Norcen Shares or any interest therein or right thereto, except pursuant to this letter agreement;

         (c) the Controlling Shareholder is a valid and subsisting corporation with all necessary corporate power and authority to execute and deliver this letter agreement and to perform its obligations hereunder; and

         (d) this letter agreement has been duly executed and delivered by the Controlling Shareholder and constitutes a valid and binding obligation of the Controlling Shareholder, enforceable in accordance with its terms.

4.       Expenses
         --------

         UPRI and the Controlling Shareholder agree to pay their own respective expenses incurred in connection with this letter agreement. Each of the parties hereto agrees to indemnify the other against any claim for a finder's fee or other compensation validly made by any broker which has an agreement with such indemnifying party for the payment of such fee or compensation. This Section 4 shall survive the termination of this letter agreement pursuant to Section 5.

5.       Termination
         -----------

         It is understood and agreed that the respective rights and obligations hereunder of UPRI and the Controlling Shareholder shall cease and this letter agreement shall terminate in the event that the Pre-Acquisition Agreement is terminated pursuant to Article 11 thereof other than pursuant to Section 11.1(f) or 11.1(h) thereof.

         In the event of such termination of this letter agreement the Controlling Shareholder may withdraw all of the Norcen Shares deposited in accordance with the terms and conditions of the Offer, this letter agreement shall forthwith be of no further force and effect and there shall be no liability on the part of either the Controlling Shareholder or UPRI, except to the extent that either such party is in default of its obligations herein contained.

6.       No Solicitation
         ---------------

         (a)      The Controlling Shareholder and its affiliates and

                  subsidiaries together with their respective directors, officers, employees, agents, financial advisors, counsel and other representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted before the date of this letter agreement with respect to any Take-over Proposal.

         (b) Neither the Controlling Shareholder nor any of its affiliates and subsidiaries, or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives shall, directly or indirectly, (a) solicit, initiate or knowingly encourage the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any corporation, person or other entity or group (other than UPR and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any matter or thing which is inconsistent with the successful completion of the Offer and the merger of UPRI and Norcen, including any Take-over Proposal or (b) provide any confidential information to, participate in any discussions or negotiations relating to any Takeover Proposal with, or otherwise cooperate with or assist or participate in any effort to consider, review or initiate a Take-over Proposal by, any corporation, person or other entity or group.

7.       Amendment
         ---------

         Except as expressly set forth herein, this letter agreement constitutes the whole of the agreement between the parties and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.       Assignment
         ----------

         No party to this letter agreement may assign any of its rights or obligations under this letter agreement without the prior written consent of the other party.

9.       Disclosure
         ----------

         Prior to first public disclosure of the existence and terms and conditions of this letter, none of the parties hereto shall disclose the existence of this letter agreement, or any details hereof, to any person other than Norcen, its directors and officers, without the prior written consent of the other parties hereto, except to the extent required by law. The existence and terms and conditions of this letter agreement may be disclosed by UPRI and Norcen in the press release issued in connection with the execution of the Pre-Acquisition Agreement and the Offer Documents and the Directors Circular prepared by Norcen.

10.      Enurement
         ---------

         This letter agreement will be binding upon and enure to the benefit of UPRI, the Controlling Shareholder and their respective executors, administrators, successors and permitted assigns.

11.      Applicable Law
         --------------

         This letter agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

12.      Counterparts
         ------------

         This letter agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.

                                  Yours truly,

                                  UNION PACIFIC RESOURCES GROUP
                                  INC.

                                  Per:
                                       -------------------------------

                                  Per:
                                       -------------------------------


                                  UNION PACIFIC RESOURCES INC.

                                  Per:
                                       -------------------------------

                                  Per:
                                       -------------------------------




                                   Acceptance
                                   ----------

         The foregoing is hereby accepted as of and with effect from the ___ day of January, 1998 and the undersigned hereby represents that the undersigned beneficially owns, directly or indirectly, or exercises control or direction over ______________ Norcen Shares.

                                   Noranda Inc.

                                   Per:
                                   --------------------------------------------
                                   Name:  David W. Kerr
                                   Title: President and Chief Executive Officer

                                   SCHEDULE C

                          FORM OF NORCEN PRESS RELEASE
                          ----------------------------

                                   SCHEDULE D

                            FORM OF UPR PRESS RELEASE
                            -------------------------

                                   SCHEDULE E

                         CONDITIONS IN FAVOUR OF NORCEN
                         ------------------------------

         The capitalized terms used in this Schedule F have the meanings set forth in the attached Pre-Acquisition Agreement dated January, 1998 (the "Agreement") between UPR, UPRI and Norcen, except that the term "Offeror" shall be deemed to refer to UPRI.

         Notwithstanding any other provision of the Agreement, the Board of Directors of Norcen reserves the right to withdraw, modify or amend its recommendation with respect to the Offer unless all of the following conditions are satisfied or waived by Norcen prior to the Expiry Time:


         (a) all requisite regulatory approvals and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) shall have been obtained and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period; and

         (b)      (i)      no order shall have been issued by any domestic
                           or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commissions, and

                  (ii)     no law shall have been enacted;

                  which has the effect or may have the effect of cease trading, enjoining or prohibiting the purchase by, or the sale to, the Offeror of the Norcen Shares.

                                   SCHEDULE F

                  LETTER FOR RECIPIENTS OF EVALUATION MATERIALS
                  ---------------------------------------------

                                                                January  o, 1998

o

Dear Sirs:

         You are hereby formally requested pursuant to the Confidentiality Agreement dated o, 1998 (the "Confidentiality Agreement") between you and Norcen to comply with the terms and conditions of that agreement and to [describe obligations in Confidentiality Agreement with respect to return and destruction of confidential information].

                                       NORCEN ENERGY RESOURCES
                                       LIMITED

                                       Per:
                                              ------------------------------
                                              Name:
                                              Title:

                                       Per:   ------------------------------
                                              Name:
                                              Title:

                                   SCHEDULE G

                         HOLDCO SHARE PURCHASE AGREEMENT
                         -------------------------------

         BETWEEN o (the "Vendor") and Union Pacific Resources Inc. (the "Offeror").

         WHEREAS the Vendor is the beneficial and registered owner of all of the issued and outstanding shares (the "Purchased Shares") of o ("Holdco");

         AND WHEREAS Holdco is the beneficial and registered owner of o common shares (the "Norcen Shares") of Norcen Energy Resources Limited ("Norcen");

         AND WHEREAS the Vendor has agreed to sell or cause to be sold to the Offeror and the Offeror has agreed to buy the Purchased Shares upon the terms and conditions set out below.

         NOW THEREFORE the parties agree to the terms set out below.

INTERPRETATION
--------------

1.1 As used in this agreement, the masculine gender includes the feminine and neuter genders, and vice versa, and the singular includes the plural, and vice versa, where the context so requires.

1.2 Defined terms herein have the meaning ascribed to them in the Pre-Acquisition Agreement dated January 25, 1998 among Union Pacific Resources Group Inc., Union Pacific Resources Inc. and Norcen (the "Pre-Acquisition Agreement") unless otherwise defined herein.

PURCHASE OF PURCHASED SHARES
----------------------------

2.1 The Vendor agrees to sell to the Offeror and the Offeror agrees to purchase from the Vendor, the Purchased Shares.

2.2 The Purchase price to be paid by the Offeror for the Purchased Shares shall be equal in aggregate to the price per share of Norcen offered under the Offer multiplied the number of the Norcen Shares held by Holdco, such price to be paid in accordance with the Offer.

2.3 The Vendor and the Offeror agree that at the time the Purchased Shares are purchased, Holdco shall have no assets (other than the Norcen Shares) and no liabilities.

REPRESENTATIONS AND COVENANTS
-----------------------------


3.1 The Vendor represents and warrants to the Offeror that as of execution and closing:

         (a) Incorporation and Registration. Holdco is a corporation duly incorporated and validly existing under the Alberta Business Corporations Act and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder. Holdco was incorporated on or after January 1, 1998. The Vendor has duly executed and delivered this Agreement and, upon due execution and delivery of this Agreement by the Offeror, this Agreement shall be a valid and binding agreement, enforceable against the Vendor in accordance with its terms, subject to the usual bankruptcy exception and the availability of equitable remedies. Neither the nature of its business nor the location or character of the property owned by Holdco requires Holdco to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any other jurisdiction.

         (b) Capitalization. The authorized capital of Holdco consists o of which o are issued and outstanding (the "Purchased Shares"). The Purchased Shares are the only outstanding securities of Holdco. All of the Purchased Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares of Holdco. No options, warrants or other rights to purchase shares or other securities of Holdco and no securities or obligations convertible into or exchangeable for shares or other securities of Holdco have been authorized or agreed to be issued or are outstanding.

         (c) Right to Sell. The Vendor is the sole registered and beneficial owner of the Purchased Shares. The Vendor has the exclusive right to dispose of the Purchased Shares owned by it as provided in this Agreement and the execution of this Agreement and the disposition of the Purchased Shares will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, license, permit or law to which the Vendor or Holdco is a party or subject or by which the Vendor or Holdco is bound or affected. The Vendor will deliver to the Offeror on closing good and valid title to the Purchased Shares to be sold by the Vendor hereunder free and clear of all liens. The Purchased Shares are not subject to any shareholders agreement.

         (d) Restricted Activity. Holdco was incorporated for the purpose of acquiring and holding the Norcen Shares and since incorporation its sole business activity has been the ownership of the Norcen Shares. Holdco has no liabilities (whether accrued, absolute, potential, contingent or otherwise) and no assets other than the Norcen Shares.

         (e) No Joint Venture Interests, etc. Holdco is not a partner,

co-tenant, joint venturer or otherwise a participant in any partnership, joint venture, co-tenancy or other similar jointly owned business.

         (f) Agreements. Holdco is not a party to nor bound or affected by any agreements, commitments or understandings of any nature whatsoever, written or oral except for this Agreement and the Pre-Acquisition Agreement. Holdco is not a party to nor bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

         (g) Tax Matters. (i) Holdco has duly and timely filed its tax returns with the appropriate taxing or other governmental authority or agency or if not timely filed has paid any penalties imposed as a result thereof and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon; (ii) Holdco has duly and timely paid all taxes, including all interest and penalties relating thereto, that are due and payable by it and there are no taxes that are not yet due and payable and that relate to periods ending on or prior to the closing;
(iii) Holdco has not requested, nor entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which: (w) to file any tax return covering any taxes for which Holdco is or may be liable, (x) to file any elections, designations or similar things relating to taxes for which Holdco is or may be liable, (y) Holdco is required to pay or remit any taxes or amounts on account of taxes, or (z) any taxing or other governmental authority or agency may assess or collect taxes for which Holdco is or may be liable; (iv) there are no actions, suits, proceedings, investigations, audits or claims now pending or, after due inquiry, threatened, against Holdco in respect of any taxes and there are no matters under discussion, audit or appeal with any taxing or other governmental authority or agency relating to taxes; (v) Holdco has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including, without limitation, any of its employees, officers and directors and any non-resident person, the amount of all taxes and other deductions, required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency; (vi) the Norcen Shares are held by Holdco as capital property for purposes of the Income Tax Act (Canada); (vii) Holdco is not a non-resident of Canada or a non-resident owned investment corporation for the purposes of the Income Tax Act (Canada); (viii) the Purchased Shares are "eligible property" within the meaning of subsection 85(1.1) of the Income Tax Act (Canada); and (ix) the Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada.

         (h) Litigation. There are no suits, actions, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress, pending or threatened against or relating to Holdco or affecting its assets before any court, governmental department, commission, board, bureau, agency or arbitration panel.

         (i) Compliance. Holdco has conducted its business in material compliance with all applicable law, rules and regulations of any governmental, administrative or regulatory authority, including any supranational authority, judgments, orders, rulings or awards of any court arbitrator or any governmental, administrative or regulatory authority.

         (j) Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by Holdco or the Vendor in connection with (i) the execution, delivery or enforcement of this Agreement or (ii) the consummation of any transactions provided for herein; except, in either case, those consents or approvals listed in the Pre- Acquisition Agreement.

         (k) Voting. The Vendor has not previously granted or agreed to grant any proxy in respect of the Purchased Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Purchased Shares.

         (l) Articles and By-laws. The Vendor has made available to the Offeror, the articles and by-laws of Holdco, including any and all amendments thereto and such articles and by-laws as so amended are in full force and effect and no amendments are being made to the same.

         (m) Books and Records. The Vendor has made available to the Offeror, all books and records of Holdco, including the minute books. Such books and records fairly and correctly set out and disclose in all material respects the financial position of Holdco and all financial transactions relating to Holdco have been accurately recorded in such books and records. The minute books include complete and accurate minutes of all meetings of the directors or shareholders of Holdco, held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors of Holdco are complete and accurate.

         (n) Full Disclosure. None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to Holdco, its respective properties, businesses and affairs.

CLOSING
-------


4.1 The closing of the purchase of the Purchased Shares shall take place concurrently with the execution hereof at the offices of o prior to the take-up and payment by the Offeror of Shares tendered to the Offer (the "Closing Date"). For that purpose, the Offeror agrees to give prior written notice to the Vendor of its intention to take-up and pay for the Norcen Shares tendered to the Offeror. Upon closing the Vendor shall deliver to the Offeror the certificates representing the Purchased Shares, duly endorsed for transfer in blank by the registered holder thereof, all of the share certificate books, minute books, corporate seals and other corporate and business books and records of Holdco and all files and materials respecting the assets and liabilities thereof, resignations and releases of each director and officer of Holdco, a resolution approving the transfer of the Purchased Shares to the Offeror and the share certificates representing the Norcen Shares in the name of Holdco.

4.2 The representations and warranties made by the Vendor herein shall survive for a period of three years from the date of purchase of the Purchased Shares by the Offeror; provided however, that any representations and warranties which prove to be incorrect or untrue with respect to tax matters shall survive as to the such tax matters until the last applicable limitation period under applicable tax laws (or, in the event of a reassessment, the settlement or resolution of all matters relating thereto). No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation, warranty or covenant made by the Vendor herein or pursuant hereto.

INDEMNITY
---------

5.1 The Vendor agrees to indemnify and save harmless each of the Offeror and its directors, employees, officers and affiliates, on an after-tax basis, from and against all liabilities, claims, losses, costs, damages, causes of action and expenses (including reasonable counsel's fees and expenses) in any way caused by, or arising directly or indirectly from, or in consequence of:

         (a) any representation or warranty in this Agreement being incorrect or misrepresentative in any respect;

         (b) the non-fulfillment of any covenant or agreement by the Vendor of Holdco under this Agreement;

         (c) any liabilities, duties or obligations of Holdco arising, directly or indirectly, as a result of or in connection with transactions or events which occurred prior to the closing of the purchase and sale of the Purchased Shares hereunder, including, without limitation, (i) all debts, obligations, liabilities, leases, contracts, commitments or engagements whatsoever, and (ii) all liabilities in respect of income, capital, and other taxes and governmental charges and assessments; and


         (d) any act, action, suit or proceeding which shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere based upon any failure or alleged failure by the Vendor, Holdco or any of its affiliates to comply with applicable laws, including but not limited to Canadian securities laws, at any time prior to the date hereof, all regardless of any prior knowledge of or notice to the Offeror.

TAX RETURNS
-----------

6.1 On or before the statutory due date, the Vendor shall be responsible for preparing and filing, and the Offeror shall allow the Vendor to, on behalf of and in the name of Holdco, prepare and file all tax returns, elections, filings, forms or reports (the "Returns") of Holdco required by law to be filed for Holdco's taxation year ending on or before the closing of the purchase and sale of the Purchased Shares hereunder, and the Offeror shall cause Holdco to execute the Returns; provided that prior to filing any Returns, the Vendor shall have first supplied draft copies of the Returns to the Offeror for review and comment and shall only file the Returns upon obtaining the prior consent of the Offeror thereto.

MISCELLANEOUS
-------------

7.1 The provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns. This Agreement is to be governed by the laws of Ontario and the laws of Canada applicable therein.

7.2 Each of the parties agrees that in the event of any breach, the aggrieved party (or parties) shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.3 This Agreement shall immediately terminate in the event of the termination of the Agreement.

         IN WITNESS WHEREOF the parties have executed this agreement on the o day of o, 1998.

                                        [OFFEROR]


                                        Per:
                                              -------------------------------
                                              Authorized Signing Officer


                                        [THE VENDOR]


                                        Per:
                                              -------------------------------
                                              Authorized Signing Officer